LSB FINANCIAL CORP.
COMPUTATION OF PER SHARE EARNINGS
(Dollars in thousands)

	For the three months ended
	June 30, 2000			June 30, 1999
	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$475	1,316,280	$0.36	$496	1,301,408	$0.38

Effect of dilutive securities
Options		17,818			51,153

Diluted EPS
Income available to common shareholders	$475	1,334,098	$0.36	496	1,352,561	$0.37

	For the six months ended
	June 30, 2000			June 30, 1999
	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$1,019	1,313,907	$0.78	$896	1,299,439	$0.69

Effect of dilutive securities
Options		21,544			47,228

Diluted EPS
Income available to common shareholders	$1,019	1,335,452	$0.76	896	1,346,667	$0.67